Exhibit 10.1

SPONSOR LETTER AGREEMENT

This Sponsor Letter Agreement (this “Agreement”), dated as of July 26, 2026, is made by and among Research Alliance Holdings III LLC, a Cayman Islands limited liability company (the “Sponsor”), Research Alliance Corporation III, a Cayman Islands exempted company (“RACC”), the other holders of RACC Class B ordinary shares, par value $0.0001 per share (the “Class B Shares”) set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), and OHB Pediatrics Ltd. (company number 15958711 incorporated under the laws of England and Wales) (the “Company”). The Sponsor, the Other Class B Holders, RACC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, RACC, the Company and certain other parties thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Share Acquisition) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of RACC or any other anti-dilution or similar protection with respect to all of the RACC Class B Shares related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of RACC, and in any action by written resolution of the shareholders of RACC, all of such Class B Holder’s RACC Class B Shares (together with any other Equity Securities of RACC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject RACC Equity Securities”) in favor of the Transaction Proposals.

2. Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of RACC, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the RACC Class B Shares held by him, her or it convert into RACC Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3. Transfer of Shares.

(a) Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject RACC Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject RACC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject RACC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject RACC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject RACC Equity Securities even if such Subject RACC Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to RACC’s officers or directors, any affiliates or family member of any of RACC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

(b) In furtherance of the foregoing, RACC hereby agrees to (i) place revocable stop transfer instructions to RACC’s transfer agent on all Subject RACC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement against the Transfer of any Subject RACC Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of RACC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop transfer instructions currently existing on the Subject RACC Equity Securities.

4. Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 9.2 (Confidentiality) and 9.4 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 9.6 (Exclusivity) of the Business Combination Agreement to the same extent as such provisions apply to RACC as if such Class B Holder is directly party thereto.

5. Termination of RACC Class B Shares Lock-up Period. Each Class B Holder and RACC hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated May 19, 2026, by and among RACC, the Class B Holders and each executive officer of RACC (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Sponsor and the Insiders if that certain initial business combination agreement, dated July 26, 2026 shall be terminated for any reason in accordance with its terms. Each Sponsor and Insider acknowledges that they shall be bound by the terms of those certain lock-up agreements, dated as of the date of consummation of the business combination pursuant to the terms of that certain initial business combination agreement, dated July 26, 2026.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) hereof shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 5 and 10 shall each survive the termination of this Agreement pursuant to Section 6(a) hereof and (iii) Sections 7, 8, 9 and 10 shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the SPAC Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject RACC Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a SPAC Related Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Related Party or as a SPAC Related Party, in each case, acting in such person’s capacity as a SPAC Related Party.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 12.1 (Survival), 12.2 (Notices), 12.3 (Assignment), 12.4 (Parties in Interest), 12.7 (Governing Law), 12.8 (Captions; Counterparts), 12.10 (Entire Agreement), 12.11 (Amendments), 12.13 (Severability), 12.14 (Jurisdiction; Waiver of Trial by Jury), 12.15 (Enforcement), 12.16 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RESEARCH ALLIANCE HOLDINGS III LLC

By:	/s/ Matthew Hammond
Name:	Matthew Hammond
Title:	Authorized Signatory

RESEARCH ALLIANCE CORPORATION III

By:	/s/ Matthew Hammond
Name:	Matthew Hammond
Title:	Chief Executive Officer

OHB PEDIATRICS LTD.

By:	/s/ Josh Distler
Name:	Josh Distler
Title:	Director

CLASS B HOLDERS:

By:	/s/ Michael F. MacLean
Michael F. MacLean

By:	/s/ Timothy J. Miller
Timothy J. Miller

SIGNATURE PAGE TO THE SPONSOR LETTER AGREEMENT

SCHEDULE I

OTHER CLASS B HOLDERS

1.	Michael F. MacLean

2.	Timothy J. Miller